FOR IMMEDIATE RELEASE
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com

Smithfield Foods Reports Strong Third Quarter Results
Momentum in Packaged Meats Builds

Highlights

•	Net income was $81.5 million, or $.58 per diluted share

•	Sales +3% to $3.6 billion

•	Packaged meats operating profit +7% to $126 million

•	Packaged meats volume +5% and core brand volume +6%

•	International profitability strong with 11% margin

•	Repurchased 8.2 million shares for $174 million in third quarter
SMITHFIELD, Virginia (March 7, 2013)- Smithfield Foods, Inc. (NYSE:SFD) today reported strong fiscal 2013 third quarter results, driven by growth in packaged meats and solid contributions from international operations, as the company continued to execute its plan to transform into a more value-added consumer packaged meats company.
Smithfield achieved volume growth in nine of its twelve core brands in the third quarter. Specifically, its Smithfield, Eckrich, Farmland and Margherita brands were up double-digits. “Our Smithfield bacon, Eckrich dinner sausage and Armour dry sausage all achieved double-digit growth. We gained market share in the bacon, dinner sausage, dry sausage and ham steak categories. We were also very successful in broadening distribution of our core brands in a number of key product categories including bacon, dinner sausage, deli meats, dry sausage and ham steaks,” said C. Larry Pope, president and chief executive officer.
Packaged meats operating profit increased $8.5 million, or 7%, to $125.9 million in the third quarter and volume was up over 5%. Core brand volume grew even more substantially, up 6%. Packaged meats sales dollars and volume grew across all trade channels, including retail, foodservice, deli and export.
Sales for the third quarter of fiscal 2013 were $3.6 billion, up 3%, resulting from higher volumes in all segments. Net income was $81.5 million ($.58 per diluted share) compared to net income of $79.0 million ($.49 per diluted share) last year. After adjusting for Campofrío and early debt extinguishment charges, adjusted EPS in the third quarter of fiscal 2012 was $.69 on a non-GAAP basis.
Fiscal 2013 third quarter earnings were positively impacted by a lower than expected effective tax rate. The majority of the lower rate benefit is attributable to increasing profits from the company's international operations, which are taxed at lower marginal rates. In addition, tax law changes enacted in early January as part of the American Taxpayer Relief Act contributed to lowering the quarterly effective rate by approximately 5% ($.04 per diluted share).
Business Segment Discussion
Pork
Fresh Pork
Fresh pork operating margins were solid at 4%, or $7 per head, but declined from the prior year. Larger industry pork supplies pushed the USDA pork cutout down 5%, while live hog prices fell only 2%. Retail sales volume increased double digits. Export demand across a number of markets was greater than a year ago and substantially offset the absence of Chinese carcass sales this year. Excluding the carcass volume last year, exports increased 19% year over year. The company processed 3% more hogs.

Packaged Meats
Packaged meats operating profit improved 7% to $125.9 million. Packaged meats margins were 7%, or $.15 per pound, with strong 5% volume growth across a number of key product categories, core brands and all trade channels. Results were driven by a combination of market share improvements and distribution gains that continued to be fueled by greater investment in marketing and product innovation. Margins also benefited from lower raw material costs. Sales of bacon, hams, sausage and precooked entrees were notably robust.
Hog Production
The company's risk management strategy mitigated losses in the quarter and produced results that were better than the industry average with an operating margin of (8)%, or $(15) per head. Year over year, live hog market prices decreased 2% to $60 per hundredweight, while raising costs rose 7% to $68 per hundredweight. Head sold increased 2%.
International
The company's International segment delivered another robust quarter with operating profit of $43.7 million. The Eastern European hog production business continued its strong performance, while packaged meats earnings in Poland grew, as did profitability in Romania. Recessionary pressures and high raw material costs continued to negatively impact Campofrío's margins.
Outlook
Looking forward, Smithfield anticipates consistent growth from its packaged meats business, with increased market share and broader distribution of its core brands. “We expect margins at the high end of the normalized range with at least 2% to 3% volume growth in fiscal 2013 and for this trend to continue into fiscal 2014,” said Pope.
In fresh pork, Smithfield continues to focus on improving its product mix toward differentiated, branded and value-added products, both domestically and in the export markets. “Our integrated platform is providing meaningful opportunities in this area,” he commented.
Smithfield believes lower per capita protein supplies and higher prices for competing proteins should help push pork retail prices higher in calendar 2013. Although consumers are facing higher taxes and energy costs, pork at retail is priced quite competitively compared to other proteins and should provide retailers with excellent feature opportunities in the spring and summer. “Taking all of this into account, we think that fresh pork margins will continue to be in the normalized range of $3 to $7 per head in the fourth quarter, as well as in fiscal 2014 on average,” stated Mr. Pope.
“Given ongoing positive fundamentals in Eastern Europe, we are confident that our international segment can continue to deliver operating profit at the high end of the normalized range in fiscal 2013 and 2014,” he remarked.
“For the full fiscal year, we expect losses per head in the mid single digit range in hog production. While it is difficult to forecast hog production results for fiscal 2014 at this point, we are actively working to mitigate commodity risk in that segment and anticipate improved margins year over year,” Pope said.
Smithfield is in the midst of executing a plan to improve its earnings stream and grow its business over the next several years. The plan focuses on maximizing Smithfield's existing business through increased consumer marketing programs, product innovation and capital investment. In addition, the company will target branded and value-added acquisitions to help it further establish itself as a leader in consumer packaged meats.
Mr. Pope concluded, “We are excited about the growth prospects for this company as we continue to transform Smithfield into a more value-added consumer packaged meats company. We expect solid earnings in fiscal 2013 and look forward to even stronger results next year.”

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET on Thursday, March 7, 2013. Participants can access the call by dialing (800) 230-1092. The call will be webcast at http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 282045.
About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, Gwaltney®, John Morrell®, Kretschmar®, Curly's®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.
This report contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SALES AND OPERATING PROFIT BY SEGMENT
(in millions)

	Three Months Ended				Nine Months Ended
	January 27, 2013		January 29, 2012		January 27, 2013		January 29, 2012
Sales:
Pork
Fresh Pork	$1,245.2		$1,303.2		$3,743.5		$3,849.8
Packaged Meats	1,757.9		1,689.5		4,580.1		4,515.0
Total Pork	3,003.1		2,992.7		8,323.6		8,364.8

Hog Production	837.9		761.8		2,300.7		2,296.9
International	393.1		360.4		1,098.5		1,126.5
Total segment sales	4,234.1		4,114.9		11,722.8		11,788.2
Intersegment	(650.8)		(636.6)		(1,822.4)		(1,903.1)
Consolidated	$3,583.3		$3,478.3		$9,900.4		$9,885.1

Operating profit and margin %:
Pork
Fresh Pork	$54.0	4%	$78.5	6%	$136.7	4%	$210.1	5%
Packaged Meats	125.9	7%	117.4	7%	356.1	8%	293.7	7%
Total Pork	179.9	6%	195.9	7%	492.8	6%	503.8	6%

Hog Production	(64.5)	(8)%	(6.6)	(1)%	(74.0)	(3)%	127.0	6%
International	43.7	11%	6.2	2%	100.4	9%	23.5	2%
Corporate	(22.8)		(25.0)		(72.8)		(85.9)
Consolidated	$136.3	4%	$170.5	5%	$446.4	5%	$568.4	6%

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 27, 2013	January 29, 2012	January 27, 2013	January 29, 2012
	(unaudited)		(unaudited)
Sales	$3,583.3	$3,478.3	$9,900.4	$9,885.1
Cost of sales	3,254.5	3,098.5	8,862.1	8,678.6
Gross profit	328.8	379.8	1,038.3	1,206.5
Selling, general and administrative expenses	198.9	187.3	605.7	626.8
(Income) loss from equity method investments	(6.4)	22.0	(13.8)	11.3
Operating profit	136.3	170.5	446.4	568.4
Interest expense	40.6	42.3	124.6	134.6
Loss on debt extinguishment	—	4.6	120.7	12.2
Income before income taxes	95.7	123.6	201.1	421.6
Income tax expense	14.2	44.6	47.0	139.8
Net income	$81.5	$79.0	$154.1	$281.8

Net income per share:
Basic	$.58	$.49	$1.04	$1.73
Diluted	$.58	$.49	$1.03	$1.72

Weighted average shares outstanding:
Basic	140.3	161.0	147.7	163.1
Effect of dilutive shares	1.2	1.8	1.3	1.1
Diluted	141.5	162.8	149.0	164.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF (INCOME) LOSS FROM EQUITY METHOD INVESTMENTS
(In millions)

		Three Months Ended		Nine Months Ended
Equity Investment	Segment	January 27, 2013	January 29, 2012	January 27, 2013	January 29, 2012
		(unaudited)		(unaudited)
Mexican joint ventures	International	$(0.6)	$(6.4)	$(6.1)	$(11.3)
Campofrío Food Group (CFG) (1)	International	(5.8)	28.2	(7.2)	24.0
All other equity method investments	Various	—	0.2	(0.5)	(1.4)
(Income) loss from equity method investments		$(6.4)	$22.0	$(13.8)	$11.3

(1)
Third quarter of fiscal 2012 includes $38.7 million of charges related to CFG's consolidation plan. CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.